Exhibit 10.1

Merger and Acquisition Agreement

Assigner : Peng Lai Jin Chuang Company ( Party A)
Address : No.1 Shanghai lu, Penglai Wai Xiang Xing Jing Ji Jia Gong Qu, Shuan Dong Province
Entity Legal Representative : Zhang Bing Yi
Consigning Agent : Wang Gui Yuan (Assistant GM)

Assignee : Tian Di Ren Pharmaceutical Technology Co. ltd. øParty B÷
Address : No. 10 Wei Hai Lu, Ping Fang Kai Fa Qu Ji Zhong Qu, Harbin, Hei Long Jiang
Entity Legal Representative : Zhang Bing Yi
Consigner : Wang Gui Yuan (Assistant GM)
Entity Legal Representative : Liu Yan Qing (Director)

An agreement regarding acquiring Peng Lai Jin Chuang Company, by and between Party A and Party B, has been consented. Party A agrees to assign all net assets of Peng Lai Jin Chuang Company, its wholly owned subsidiary to Party B. Party B agrees to acquire all above assets (including intangible assets, exclusive production authorization). Directors on board of both Party A and Party B have reached their mutual agreement onto the above mentioned proposal. The agreement is in full alliance with the Corporate Law and Contract Law of the People’s Republic of China, detailed as the following.

1.	Evaluation of assets and terms and means of payment
a.
As the sole owner of Peng Lai Jin Chuang Company, Party A entitles this ownership by one hundred percent. Both parties consign Yan Tai Hao Zheng Real Estate Appraisal Company to evaluate the assets of Peng Lai Jin Chuang Company (including intangible asset such as the legal right of the use of land, excluding product lot number). As result, the evaluated total net asset is seventy million RMB, consisting fifty million RMB of net asset and twenty million RMB original value invested to twenty production lot numbers. As agreed by both parties, the final acquiring value of Peng Lai Jin Chuang Company is forty-nine million RMB. Party B will pay Party A for this acquisition of thirty-two million RMB equal valued stocks, and cash of seventeen million RMB.

b.
Stocks valued thirty-two million RMB of China Sky One Pharmaceutical Company listed on American stock market (AMEX) that Party B is bound to pay Party A will be realized within thirty days after this agreement taking into effect, and the agreed cash payment of seventeen million RMB will be realized within ten days after this agreement taking into effect. As soon as the agreed cash payment is fulfilled, Party B is then legally entitled to the entrance of Peng Lai Jin Chuang Company, so as to proceed all legal procedures such as ownership transference.

2.
Party A is legally obliged to entitle the disposition to all of its assets, and to ensure all these assets free from any liability such as legal action, mortgage, freeze or seal, or any arbitration. Otherwise, Party A will be fully responsible for all the damage caused.

3.	The share of profit and loss to Peng Lai Jin Chuang Company (Rights and Indebtedness)

a.	After this agreement taking into effect, Party B will be solely entitled to whole profits of Peng Lai Jin Chuang Company, and sharing certain risks and indebtedness.
b.	Party B will hold Party A accountable for any losses involved if Party B fails to release any indebtedness before this acquisition.
c.	Party A is responsible for all the indebtedness accrued before this acquisition.

4.	Default punishment
a.	After this agreement taking into effect, both parties have to be in full alliance. Either party who breached this agreement will be responsible and punished.
b.	Within thirty days after the signing of this agreement, Party B is liable to issue valid stock certificate to Party A, and guarantee the trade under terms of American law.
c.
For any reason caused by Party A such as delaying of the owner transference, resulting Party B unable to register at Industrial Bureau, Commercial Bureau, or Pharmaceutical Supervision Bureau on time, or affecting Party B smooth operation, Party A is bound to pay the fine of ten-thousandth of agreed cash payment (seventeen million RMB). If the damage to Party B is greater than this fine, the margin has to be compensated by Party A.

d.	If disputes arise in the performance of the agreement, both parties shall find a solution through friendly discussion.

5.	Sharing the related costs of assets transference
Party B is accountable for all the costs related to this assets transference, such as notary, appraisal, audit, or Industrial Bureau and Commercial Bureau. Other expenditures such as property tax and ownership transference tax will be based on related Chinese laws and regulations.

6.	Procedures of property transference
Within thirty days, Party B is responsible for assets ownership transference, and all the related expenditures. Party A is liable to be under all assistance and co-operation.
Within ten days after the signing of this agreement, Party A is responsible to submit all the document and materials of Peng Lai Jin Chuang Company to Party B, including commercial, technical, and financial.

7.	Dispute solution
If disputes arise in the performance of the agreement, both parties shall find a solution through friendly discussion. Law suit can be filed if the discussion fails.

8.	Condition of effectiveness
This agreement is taking into effect after both parties’ legal signature or stamp and proved by related government authorities. Both parties should register at municipal administration office for this ownership transference.

9.	There are five copies in total, two copies for each party, and one for government authority’s filing. All the above has been verified by both parties before any signature or stamp.

Assigner : Peng Lai Jin Chuang Company ( Party A)
Address : No.1 Shanghai lu, Penglai Wai Xiang Xing Jing Ji Jia Gong Qu, Shuan Dong Province
Entity Legal Representative : Zhang Bing Yi

Signature of Consigning Agent :

Date_______________________________

Assignee : Tian Di Ren Pharmaceutical Technology Co. ltd. (Party B)
Address : No. 10 Wei Hai Lu, Ping Fang Kai Fa Qu Ji Zhong Qu, Harbin, Hei Long Jiang

Signature of Entity Legal Representative :

Date _______________________________